Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2006, included in the Annual Report on Form 10-K of Bill Barrett Corporation for the fiscal year ended December 31, 2006, as well as in the notes to the financial statements included therein. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, to our reserve estimates as of December 31, 2006, into Bill Barrett Corporation’s previously filed Registration Statements on Form S-8 (No. 333-121642 and No. 333-130787) and Registration Statement on Form S-3 (No. 333-131385), in accordance with the requirements of the Securities Act of 1933, as amended.

Ryder Scott Company, L.P.

/s/ Ryder Scott Company, L.P.

Denver, Colorado

February 27, 2007